UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2005

ART TECHNOLOGY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26679 (Commission File Number)	04-3141918 (IRS Employer Identification No.)

25 First Street, Cambridge, Massachusetts (Address of Principal Executive Offices)	02141 (Zip Code)

Registrant’s telephone number, including area code: (617) 386-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities.

     On April 1, 2005, the President and Chief Executive Officer of Art Technology Group, Inc. (the Company), having the appropriate level of authority, committed the Company to effect further facilities consolidation.

     The company has relocated its San Francisco office and reduced the amount of space that it now occupies in San Francisco. As a result of this action and other minor facilities charges, the Company anticipates that it will incur a restructuring charge in the second quarter of 2005 in the range of $1.5 to $2.0 million. Of this amount, approximately $1.2 million will be non-cash related. The relocation will result in an aggregate net cash savings of approximately $400,000 through the end of 2007. Beginning in the third quarter of 2005, these actions will reduce the Company’s annual operating expenses by approximately $700,000 to $800,000 through the end of 2007.

     The facilities consolidation reflects management’s judgment that the space to be vacated is not needed in order to efficiently run the Company’s operations. These ranges are our management’s best estimates based on currently available information and are subject to change.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.
Date: April 29, 2005	By:	/s/ Edward Terino
Edward Terino
Senior Vice President and Chief Financial Officer